Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-225074) and on Form S-8 (Nos. 333-168878, 333-172573, 333-179773, 333-186964, 333-202462, 333-210189 and 333-176742) of RealPage, Inc. of our report dated November 16, 2018, with respect to the financial statements of Rentlytics, Inc. as of December 31, 2017 and for the year then ended, and included in this Current Report of Form 8-K (No. 001-34846) of RealPage, Inc. dated November 16, 2018.

/s/ Montgomery Coscia Greilich LLP
We have served as the Company's auditor since August 2018.
Plano, Texas
November 16, 2018